September 17, 2024

American General Life Insurance Company

2727-A Allen Parkway

Houston, TX 77019

Dear Sir/Madam:

With reference to the Registration Statement on Form S-1 by American General Life Insurance Company filed with the Securities and Exchange Commission covering individual single premium deferred registered index-linked annuities (the “Contracts”), I have examined such documents and such law as I considered necessary and appropriate. On the basis of such examination, it is my opinion that:

1.	American General Life Insurance Company is duly organized and validly existing under the laws of the State of Texas.

2.	American General Life Insurance Company has the legal power and authority to create and issue the Contracts.

3.

The Contracts have been duly authorized by American General Life Insurance Company and, when sold in jurisdictions authorizing such sales, in accordance with and when issued as contemplated by said Form S-1 Registration Statement, will constitute legal, validly issued, and binding obligations of American General Life Insurance Company.

I hereby consent to the filing of this opinion as an exhibit to said S-1 Registration Statement.

Very truly yours,

/s/ Trina Sandoval
Trina Sandoval
Vice President and Deputy General Counsel
Individual Retirement